Registration No. 333-

As filed with the Securities and Exchange Commission on May 10, 2021

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

MERSANA THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	04-3562403
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

840 Memorial Drive, Cambridge, MA	02139
(Address of Principal Executive Offices)	(Zip Code)

Mersana Therapeutics, Inc. 2017 Stock Incentive Plan

Inducement Stock Option Awards

(Full titles of the plans)

Anna Protopapas
President and Chief Executive Officer
840 Memorial Drive

Cambridge, MA 02139

(Name and address of agent for service)

(617) 498-0020

(Telephone number, including area code, of agent for service)

Please send copies of all communications to:

Marc A. Rubenstein

William J. Michener

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199-3600

617-951-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer, “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Mersana Therapeutics, Inc. 2017 Stock Incentive Plan - Common Stock, $0.0001 par value per share	2,753,651 shares	(2)	$14.92	(3)	$41,084,473	$4,482.32
Inducement Stock Option Award – Common Stock, $0.0001 par value per share	120,000 shares	(4)	$19.16	(5)	$2,299,200	$250.85
Inducement Stock Option Award – Common Stock, $0.0001 par value per share	200,000 shares	(6)	$25.48	(7)	$5,096,000	$555.98
Inducement Stock Option Award – Common Stock, $0.0001 par value per share	100,000 shares	(8)	$21.67	(9)	$2,167,000	$236.42
Inducement Stock Option Award – Common Stock, $0.0001 par value per share	112,500 shares	(10)	$16.98	(11)	$1,910,250	$208.41
TOTAL	3,286,151 shares				$52,556,923	$5,734

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement also covers such additional shares of Common Stock as may issued to prevent dilution from stock splits, stock dividends and similar transactions.
(2)	Represents 2,753,651 shares of Common Stock that were automatically added to the shares authorized for issuance under the Mersana Therapeutics, Inc. 2017 Stock Incentive Plan (the “2017 Plan”) on January 1, 2021 pursuant to an “evergreen” provision contained in the 2017 Plan. The “evergreen” provision provides that on each January 1st from January 1, 2018 through January 1, 2027, the number of shares of Common Stock available for issuance under the 2017 Plan will automatically increase annually in an amount equal to the lesser of 4% of outstanding shares of the registrant’s Common Stock as of the close of business on the immediately preceding December 31st or the number of shares determined by the registrant’s board of directors.
(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) based on the average of the high and low prices of the registrant’s Common Stock as reported on the Nasdaq Global Select Market on May 6, 2021 to be $15.28 and $14.56, respectively.

(4)	Consists of 120,000 shares of Common Stock issuable pursuant to an inducement stock option agreement entered into by the Registrant with Charles Miller, the Registrant’s Senior Vice President, Regulatory Affairs, which was granted on August 31, 2020, in accordance with Nasdaq Listing Rule 5635(c)(4).
(5)	Calculated pursuant to Rule 457(h) of the Securities Act, based on the exercise price per share of the 120,000 shares issuable under the inducement stock option award for Charles Miller.
(6)	Consists of 200,000 shares of Common Stock issuable pursuant to an inducement stock option agreement entered into by the Registrant with Arvin Yang, the Registrant’s Chief Medical Officer, which was granted on November 30, 2020, in accordance with Nasdaq Listing Rule 5635(c)(4).
(7)	Calculated pursuant to Rule 457(h) of the Securities Act, based on the exercise price per share of the 200,000 shares issuable under the inducement stock option award for Arvin Yang.
(8)	Consists of 100,000 shares of Common Stock issuable pursuant to an inducement stock option agreement entered into by the Registrant with Carla Poulson, the Registrant’s Chief Human Resources Officer, which was granted on January 19, 2021, in accordance with Nasdaq Listing Rule 5635(c)(4).
(9)	Calculated pursuant to Rule 457(h) of the Securities Act, based on the exercise price per share of the 100,000 shares issuable under the inducement stock option award for Carla Poulson.
(10)	Consists of 112,500 shares of Common Stock issuable pursuant to an inducement stock option agreement entered into by the Registrant with Alejandra Carvajal, the Registrant’s Chief Legal Officer, which was granted on April 26, 2021, in accordance with Nasdaq Listing Rule 5635(c)(4).
(11)	Calculated pursuant to Rule 457(h) of the Securities Act, based on the exercise price per share of the 112,500 shares issuable under the inducement stock option award for Alejandra Carvajal.

EXPLANATORY NOTE

This Registration Statement has been filed by Mersana Therapeutics, Inc. (the “Registrant”) to register 2,753,651 additional shares of common stock of the Registrant, $0.0001 par value per share (the “Common Stock”) to be offered pursuant to the Mersana Therapeutics, Inc. 2017 Stock Incentive Plan (the “2017 Plan”) and 532,500 shares of Common Stock to be offered pursuant to individual inducement stock option awards.

This Registration Statement relates to securities of the same class as those that were previously registered by the Registrant on

Form S-8 (File No. 333-219388), filed with the Securities and Exchange Commission (the “Commission”) on July 21, 2017 (the “2017 Registration Statement”). Pursuant to General Instruction E to Form S-8 regarding registration of additional securities, and only with respect to the shares of Common Stock issuable under the 2017 Plan, the entire contents of the 2017 Registration Statement are incorporated herein by reference.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 to be contained in the Section 10(a) prospectus is not being filed with or included in this Registration Statement (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Commission. The documents containing the information specified in Part I of Form S-8 will be delivered to (i) the participants in the 2017 Plan covered by this Registration Statement and (ii) the employees issued the inducement stock option awards registered pursuant to this Form S-8 as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

We incorporate by reference herein the following documents filed by Mersana Therapeutics, Inc. (the “Registrant”) with the Commission:

(a)	the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Commission on February 26, 2021, 2021;

(b)	the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021, filed with the Commission on May 10, 2021;

(c)	the Registrant’s Current Reports on Form 8-K filed (not furnished) with the Commission on January 5, 2021 (solely with respect to Item 8.01), March 11, 2021 and April 9, 2021; and

(b)	the description of the Registrant’s Common Stock, $0.0001 par value per share, which is contained in the Registrant’s registration statement on Form 8-A filed by the Registrant with the Commission under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on June 23, 2017, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference from the date of filing of such documents. Unless expressly incorporated into this registration statement, a report furnished but not filed on Form 8-K under the Exchange Act shall not be incorporated by reference into this registration statement. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is incorporated or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant’s amended and restated certificate of incorporation contains a provision that eliminates, to the maximum extent permitted by the General Corporation Law of the State of Delaware, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director. The Registrant’s amended and restated bylaws provide that the Registrant shall indemnify its directors and executive officers to the fullest extent permitted by the General Corporation Law of the State of Delaware.

Sections 145 and 102(b)(7) of the General Corporation Law of the State of Delaware provide that a corporation may indemnify any person made a party to an action by reason of the fact that he or she was a director, executive officer, employee or agent of the corporation or is or was serving at the request of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of an action by or in right of the corporation, no indemnification may generally be made in respect of any claim as to which such person is adjudged to be liable to the corporation.

The Registrant has entered into indemnification agreements with each of its directors and executive officers, in addition to the indemnification provided for the Registrant’s amended and restated bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

The Registrant maintains insurance on behalf of any person who is or was a director or officer of the Registrant against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit

4.1	Fifth Amended and Restated Certificate of Incorporation (previously filed as Exhibit 3.1 to the current report Form 8-K filed on July 10, 2017 (File No. 001-38129) and incorporated herein by reference).

4.2	Amended and Restated Bylaws of the Registrant (previously filed as Exhibit 3.2 to the current report Form 8-K filed on July 10, 2017 (File No. 001-38129) and incorporated herein by reference).

4.3	Mersana Therapeutics, Inc. 2017 Stock Incentive Plan (previously filed as Exhibit 10.22 to the registration statement on Form S-1 (File No. 333-218412) and incorporated herein by reference).

5.1	Opinion of Ropes & Gray LLP.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Ropes & Gray LLP (included in the opinion filed as Exhibit 5.1).

24.1	Powers of Attorney (included on the signature page in Part II).

99.1	Form of Inducement Stock Option Award (filed herewith).

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on this 10th day of May, 2021.

Mersana Therapeutics, Inc.

By:	/s/ Anna Protopapas
Name: Anna Protopapas
Title: President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Anna Protopapas and Brian DeSchuytner, and each of them acting individually, his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 to be filed by Mersana Therapeutics, Inc., and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

* * * *

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Anna Protopapas	President, Chief Executive Officer and Director	May 10, 2021
Anna Protopapas	(Principal Executive Officer)

/s/ Brian DeSchuytner	Senior Vice President, Finance & Product Strategy	May 10, 2021
Brian DeSchuytner	(Principal Financial Officer)

/s/ Ashish Mandelia	Vice President, Controller	May 10, 2021
Ashish Mandelia	(Principal Accounting Officer)

/s/ David Mott	Chairman of the Board	May 10, 2021
David Mott
/s/ Lawrence M. Alleva	Director	May 10, 2021
Lawrence M. Alleva
/s/ Willard H. Dere, M.D.	Director	May 10, 2021
Willard H. Dere, M.D.
/s/ Allene M. Diaz	Director	May 10, 2021
Allene M. Diaz
/s/ Andrew A. F. Hack, M.D., Ph.D.	Director	May 10, 2021
Andrew A.F. Hack, M.D., Ph.D.
/s/ Kristen Hege, M.D.	Director	May 10, 2021
Kristen Hege, M.D.
/s/ Martin H. Huber, M.D.	Director	May 10, 2021
Martin H. Huber, M.D.